For Immediate Release

Contact:                William C. Owens
President and Chief Executive Officer
Owens Realty Mortgage, Inc.
(925) 239-7001

Owens Realty Mortgage, Inc.
Announces 2014 Dividend Income Tax Treatment

WALNUT CREEK, CA. – February 9, 2015 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) announced today the tax treatment for ORM’s dividends on its common stock (CUSIP #690828108) for calendar year 2014.

During 2014, the total amount of dividends paid on ORM’s common stock was $0.2866 per share. The Federal income tax classification is set forth in the following table:

Record Date	Payment Date	Total Distribution Per Share	Ordinary Dividends Per Share	Return of Capital Per Share
1/3/2014	1/14/2014	$0.0166	$0.0148	$0.0019
3/31/2014	4/14/2014	$0.0500	$0.0444	$0.0056
6/30/2014	7/14/2014	$0.0500	$0.0444	$0.0056
9/30/2014	10/14/2014	$0.0500	$0.0444	$0.0056
12/31/2014	1/14/2015	$0.1200	$0.1066	$0.0134

Stockholders are encouraged to consult with their own tax advisors as to their specific tax treatment of ORM’s dividends.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of commercial real estate loans. We provide customized, short-term capital to small and middle-market investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include information about possible or assumed future results of the Company's business, financial condition, liquidity, results of operations, plans and objectives which are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections. Consequently, readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.

The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in the Company’s most recent filings with the Securities and Exchange Commission.  All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

SOURCE: Owens Realty Mortgage, Inc.